Intraware, Inc. Earnings Release

Intraware Announces Fourth Quarter and Full Fiscal Year 2006 Financial Results
Company Reports Strong Fourth Quarter Results

ORINDA, Calif. - [April 20, 2006] - Intraware, Inc. (Nasdaq:ITRA), the leading provider of electronic software and license delivery and management solutions, today reported fourth quarter and full fiscal year 2006 financial results. Since the beginning of the fourth quarter of fiscal year 2006, the company has:

  Signed new SubscribeNet contracts, renewals (including multi-year renewals), and professional services contracts with a total value of $6.3 million
  Increased the average annual contract value of its SubscribeNet customers to $185,000, the highest value in three years;
  Renewed 14 SubscribeNet customer contracts with a combined total annual contract value of $3.4 million;
  Signed 25 professional services statements of work, a record 19 of them in the fourth quarter of fiscal year 2006;
  Grown the number of accounts on the SubscribeNet service by 12% and the number of end users by 26%;
  Began providing ESDM services to FusionStorm for SunOne products;
  Conducted a very successful webinar addressing the automation of license key delivery and management
  Added compliance and security functionality to the SubscribeNet service;

Revenues for the fourth quarter of fiscal year 2006 were $2.6 million, compared to $2.5 million in total revenues for the immediately preceding quarter. Revenues for the year-earlier quarter were $2.9 million. Total online services and technology revenues, which relate to the SubscribeNet® service, increased from $2.3 million in the third quarter of fiscal year 2006 to $2.5 million in the fourth quarter. Alliance and reimbursement revenues, which relate to the company's former SunOne resale activities, decreased from $0.2 million in the third quarter of fiscal year 2006 to $0.1 million in the fourth quarter. The sale of the SunOne customer list to Fusion Storm was completed approximately one month into the fourth quarter of fiscal year 2006. The company does not expect to record additional Alliance and reimbursement revenues in the current or future quarters.

Gross profit margins in the fourth quarter of fiscal year 2006 were 53%, compared to 49% in the immediately preceding quarter and 55% in the year-earlier quarter. Gross profit margins related to total online services and technology revenues were 56% in the fourth quarter, compared to 55% in the immediately preceding quarter. Total gross profit margins related to Alliance and reimbursement revenues decreased from -28% in the third quarter to -31% in the fourth quarter due to the termination of Intraware's Sales Alliances Agreement with Software Spectrum.

Net loss was $(0.2) million for the fourth quarter of fiscal year 2006, compared to a net loss of $(0.8) million in the immediately preceding quarter and a net loss of $(0.3) million in the year-earlier quarter. Fourth-quarter Net loss includes a $250,000 gain associated with the sale of Intraware's SunOne customer list to FusionStorm, which was completed in the fourth quarter. Fourth quarter fiscal year 2006 net loss per share was $(0.02) compared to a net loss per share of $(0.13) in the third quarter and a net loss per share of $(0.05) in the year-earlier quarter. All per share results have been adjusted to reflect the company's one-for-ten reverse stock split, which took effect on September 27, 2005.

Full fiscal year 2006 revenues were $11.0 million compared to $10.8 million in fiscal year 2005. Total online services and technology revenues increased by 15% from fiscal year 2005 to fiscal year 2006.

Gross profit margins decreased from 58% in fiscal year 2005 to 50% in fiscal year 2006. This year-over-year decrease is primarily the result of the decline in gross profit margins related to the company's former Sun resale activities. The decrease also resulted from growing professional service sales and sales of third party product and services related to SubscribeNet for the year ended February 28, 2006.

Net loss for fiscal year 2006 narrowed to $(1.7) million compared to the fiscal year 2005 net loss of $(1.9) million. Fiscal year 2006 net loss per share was $(0.27), while net loss per share in fiscal year 2005 was $(0.31).

Operating Highlights

Since the beginning of the fourth quarter of fiscal year 2006, Intraware has signed SubscribeNet contracts with four new customers, including ARRIS Group Inc. and Magma Design Automation Inc.; renewed fourteen existing SubscribeNet customers including Progress Software Corporation, Business Objects SA, and Sybase Inc.; extended or provided additional technology solutions to one existing customer; and commenced twenty-five professional services engagements with existing users of the SubscribeNet service, including Avaya Inc. and Tableau Software Inc.

Intraware's SubscribeNet customer base currently consists of 53 customers. The total annual contract value of the SubscribeNet customer base is $9.8 million, which is an increase of $0.6 million from the third quarter of fiscal year 2006. Intraware defines total annual contract value as, on any given date, the aggregate annual service fees paid or expected to be paid by Intraware's customers for services the company has contracted to provide during the then-current annual periods of the customers' respective contracts with the company. To be included in total annual contract value, service fees must be either contractually required to be paid, or expected to be paid, based on a minimum 12-month history of prior charges and payments that were not required by contractual minimums. Total annual contract value includes amounts that have been recognized as revenue as well as amounts that may be recognized as revenue in the future. Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

Intraware continues to invest in research and development and to enhance SubscribeNet's software and licensing delivery capabilities.  During the fourth quarter, the product development team turned its focus to compliance and security and implemented changes to tighten export screening, to provide software publishers with more flexibility in complying with export-control laws, and to support a wider array of end user authentication options.  The SubscribeNet service now includes tools to support the archiving of historical data, which enables software publishers to use the service more efficiently.  The product development team is currently evaluating technologies that will significantly improve the speed of digital content downloads.

"Growing our total online services and technology revenues by 8% from the third quarter to the fourth quarter of fiscal year 2006 is a tremendous achievement, and we are optimistic about continuing the trend of quarter-over-quarter revenue growth in the current fiscal year," stated Peter Jackson, Chairman, Chief Executive Officer and President. "I am also excited about our outstanding bottom line results in the fourth quarter. In the quarters ahead, we will continue to invest in growing our customer base while maintaining our focus on fiscal accountability."

Business Outlook

Intraware expects first quarter of fiscal year 2007 revenues to be $2.5 million to $2.7 million.  Net loss in the first quarter is expected to be $(0.6) million to $(0.8) million, a net loss per share of $(0.10) to $(0.13).

The projected net loss and net loss per share range includes a one time gain of approximately $155,000, which is the result of a payment the Company will receive from the settlement of a shareholder derivative action brought by certain individuals against ComVest Venture Partners LP, and various affiliated companies and individuals. The settlement agreement was approved by a Delaware court on April 18, 2006.

This projected net loss and net loss per share range is unadjusted for the financial impact associated with accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we expect to implement in the first quarter of fiscal year 2007. In fiscal year 2007, Intraware will be required to begin expensing stock-based compensation, which is presently expected to exceed $1.0 million annually. The company is currently evaluating the methods and assumptions requirement of SFAS 123R. The actual non-cash charge to earnings may vary from preliminary estimates as management implements this new standard.

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss the second quarter results on April 20, 2006, beginning at 5:00 pm Eastern Time. A live broadcast of the conference call may be heard by dialing 719-457-2645 and entering confirmation code 2561406, or via webcast at http://www.intraware.com/company/investors/conference_calls.html. For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Time on April 20, 2006, and can be accessed by dialing 719-457-0820 and entering confirmation code 2561406.

About Intraware, Inc.

Intraware, Inc. provides digital services that enable enterprise technology publishers to tie together licensing and software processes into a clean, simple customer experience. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware's digital delivery and management solutions power business-to-business technology providers including Progress Software Inc., Xilinx Inc., EMC Corporation, Sybase Inc., RSA Security Inc., and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888-797-9773 or http://www.intraware.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the securities laws. These include forward-looking statements regarding the Company's expectations about future Alliance and reimbursement revenues, the Company's contract-value calculations (which are based upon certain assumptions regarding future revenue recognition), the value and effectiveness of recent and planned enhancements to the Company's SubscribeNet offering, the Company's expectations regarding financial results for the first quarter of fiscal 2006 and future quarters, and the anticipated implementation and financial impact of SFAS 123R, and other statements that are not historical facts. Factors that could cause actual results to differ materially from those anticipated in this news release include: Lower than expected sales, and higher than expected costs, in the current and future quarters; the concentration of a substantial portion of Intraware's revenues in a small number of customers, which makes Intraware's revenues and contract value vulnerable to unexpected decreases due to cancellations resulting from mergers, in-house development of alternate systems, or other factors; increases in spending on product development or acquisition, which are not offset by revenue increases; any significant reduction in corporate technology spending due to macroeconomic factors, geopolitical events or other occurrences; any significant failure by customers to pay service fees owed to Intraware under their respective contracts; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies. Further information on potential risks that could affect Intraware's financial results is included in Intraware's Form 10-Q for the third quarter of the 2006 fiscal year filed with the SEC on January 9, 2006. Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2006 Intraware, Inc. Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein may be trademarks of their respective owners.

INTRAWARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005

Revenues:
Online services and technology	$2,515	$2,189	$9,639	$7,816
Alliance and reimbursement	94	672	1,402	2,431
Related party online services and technology	1	4	5	546
Software product sales	-	-	-	42
Total revenues	2,610	2,865	11,046	10,835
Cost of revenues:
Online services and technology	1,114	923	4,329	3,009
Alliance and reimbursement	123	380	1,200	1,523
Software product sales	-	-	-	37
Total cost of revenues	1,237	1,303	5,529	4,569
Gross profit	1,373	1,562	5,517	6,266
Operating expenses:
Sales and marketing	615	562	2,604	2,892
Product development	323	336	1,211	1,531
General and administrative	951	969	3,837	3,767
Restructuring		-	41	(75)
(Gain) loss on disposal of assets	(246)	47	(246)	47
Total operating expenses	1,643	1,914	7,447	8,162
Loss from operations	(270)	(352)	(1,930)	(1,896)
Interest expense	(11)	(22)	(58)	(101)
Interest and other income and expenses, net	130	47	322	139
Net loss	$(151)	$(327)	$(1,666)	$(1,858)
Basic and diluted net loss per share	$(0.02)	$(0.05)	$(0.27)	$(0.31)
Weighted average shares - basic	6,096	6,042	6,071	6,013
Weighted average shares - diluted	6,096	6,042	6,071	6,013

INTRAWARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	February 28, 2006	February 28, 2005
ASSETS
Current assets:
Cash and cash equivalents	$12,650	$9,463
Accounts receivable, net	1,682	1,765
Costs of deferred revenue	393	404
Other current assets	329	321
Total current assets	15,054	11,953
Costs of deferred revenue, less current portion	244	70
Property and equipment, net	620	863
Other assets	146	80
Total assets	$16,064	$12,966

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$372	$823
Accounts payable	478	464
Accrued expenses	804	967
Deferred revenue	2,192	2,450
Related party deferred revenue	-	2
Total current liabilities	3,846	4,706
Deferred revenue, less current portion	136	164
Notes payable, less current portion	158	342
Total liabilities	4,140	5,212
Commitments and contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 28 and 55 shares issued and outstanding at February 28, 2006 and
February 28, 2005, respectively (aggregate liquidation preference of $1,000
and $500 at February 28, 2006 and February 28, 2005, respectively).	449	897
Series B; 1 and zero shares issued and outstanding at February 28, 2006 and February 28, 2005,
respectively (aggregate liquidation preference of $6,300 at February 28, 2006)	5,701	-
Total redeemable convertible preferred stock	6,150	897
Stockholders' equity:
Common stock; $0.0001 par value; 25,000 shares authorized; 6,113 and 6,045 shares
issued and outstanding at February 28, 2006 and February 28, 2005, respectively.	1	1
Additional paid-in-capital	163,756	163,173
Accumulated deficit	(157,983)	(156,317)
Total stockholders' equity	5,774	6,857
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$16,064	$12,966

INTRAWARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended
	February 28, 2006	February 28, 2005
Cash flows from operating activities:
Net loss	$(1,666)	$(1,858)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation and amortization	586	591
Provision for (recovery of) doubtful accounts	9	(23)
Loss (gain) on sale of fixed assets	(246)	47
Amortization of discount on note payable	3	21
Changes in assets and liabilities:
Accounts receivable	75	(280)
Costs of deferred revenue	(163)	(217)
Other assets	(75)	(43)
Accounts payable	80	(205)
Accrued expenses	(165)	39
Deferred revenue	(288)	284
Related party deferred revenue	-	(646)
Net cash used in operating activities	(1,850)	(2,290)
Cash flows from investing activities:
Purchase of property and equipment	(413)	(514)
Proceeds from sale of assets	250	2
Net cash used in investment activities	(163)	(512)

Cash flows from financing activities:
Proceeds from notes and warrants, net of issuance costs	246	426
Principal payments on notes payable	(883)	(1,082)
Proceeds from common stock and warrants, net of issuance costs	134	1,117
Proceeds from preferred stock, net of issuance costs	5,703	-
Net cash provided by financing activities	5,200	461
Net increase (decrease) in cash and cash equivalents	3,187	(2,341)
Cash and cash equivalents at beginning of the year	9,463	11,804
Cash and cash equivalents at end of the year	$12,650	$9,463

Supplemental disclosure of cash flow information:
Cash paid for interest	$61	$82
Supplemental non-cash activity:
Common stock issued for preferred stock conversion and
warrant exercises	$27	$-
Purchases of property and equipment in accounts payable	$25	$92
Shareholder receivable for common stock purchase	$-	$8

For More Information Contact:
 Roman Reznicek
Intraware, Inc.
925-253-4545
ir@intraware.com